Exhibit 5.1

              [Baker, Donelson, Bearman & Caldwell Letterhead]


                              June 17, 1998

Mid-America Apartment Communities, Inc.
6584 Poplar Avenue, Suite 340
Memphis, Tennessee 38138
Gentlemen:

		We  have  acted  as  counsel for Mid-America  Apartment Communities,  Inc., a Tennessee corporation (the  "Company"),  in connection  with  the
  Registration Statement  on  Form  S-3  (the "Registration  Statement"),
  filed under  the  Securities  Act  of 1933,  as  amended, with respect to the registration  of  412,991 shares  of  common  stock, $.01 par value
  (the  "Shares"),  being offered  by  the  Selling  Shareholders  as
  described   in   the Registration Statement.

		In  connection  therewith, we have relied  upon,  among other  things, our examination of such documents, records of  the Company, certificates of its officers and public officials, as we have  deemed  necessary  for purposes of  the  opinion  expressed below.

	 Based  upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are  of  the opinion  that  the  issuance of the Shares as  described  in  the Registration  Statement  has been
  validly  authorized  and,  upon issuance   of   the  Shares  as  described
  in  the  Registration Statement,  the  Shares will be legally issued, fully  paid  and nonassessable.

 	We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading "Legal Matters" therein.


	                                    	Very truly yours,
                                      /s/ Baker, Donelson, Bearman & Caldwell
                                    						Baker, Donelson,  Bearman & Caldwell